EXHIBIT 11.1

Code of Business Conduct and Ethics

1. Objective of COBE

The Code of Business Conduct and Ethics (“Code”) is a statement of what Dr. Reddy’s expects from employees in the conduct of their work. It’s a statement of our Purpose, our Values and our Principles. It does not constitute an employment contract or assurance of continued employment, or in any way creates legal rights of any kind or manner; however, it’s a guiding light for our organization as to how our organization should operate in everything we do.

The Code will evolve over time as we continue to apply best practices and principles in various scenarios. Nevertheless, as we change and adapt, the organization’s commitment to integrity and sound judgment will remain constant.

The Code may be amended or modified or waived only by the Company’s Board of Directors and as a general policy, the Board does not intend to grant waivers of any kind to this Code.

In applying this Code, we continue to rely on one another to use good judgment and to speak up whenever we have doubts or concerns. Dr. Reddy’s has additional and more detailed policies on several topics that are covered by the Code and are available on the Company’s Intranet portal.

2. Who must follow the Code

This Code applies to Dr. Reddy’s Laboratories Limited and its subsidiaries and affiliates (collectively referred to as “Dr. Reddy’s” or the “Company”) and all members of the Board of Directors, full and part-time employees (“employees”), Contractors, Third parties and Consultants of Dr. Reddy’s.

3. Compliance at Dr. Reddy's

Dr. Reddy’s has the following process for overseeing compliance activities including monitoring and self-evaluation of programs:

➢	The Chief Compliance Officer (CCO) is responsible for overseeing Dr. Reddy’s Compliance Program and for ensuring that this code is communicated to, understood and observed by all employees.

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Day-to-day responsibility for compliance and ethics is delegated to the senior management consisting of Business Unit Heads, Regional and Functional Heads of the Company. They are responsible for implementing this Code, if necessary, through more detailed guidance tailored to local needs.

4. Guidelines for making the right choice

Making the right decision in the course of your work may not always be easy. There will be times when you’ll be under pressure or unsure of what to do. Always remember that when you have a tough business decision to make, you’re not alone.

Your colleagues, supervisors and senior management are available to help and support in taking the right decision. When faced with a dilemma, it may help to ask these questions before deciding:

•	Is the proposed conduct legal?
•	Is it consistent with our policies?
•	Does it meet the expectations reflected in our Values?
•	Would I still be comfortable with the decision if it was to be made public?

If the answer to any of these questions is "no" or if there is any doubt, seek guidance.

5. Additional Responsibilities of Leadership

Managers and Supervisors at Dr. Reddy’s have additional responsibilities:

•	Set an example by living up to Company’s Values and demonstrate the importance of ethics and compliance through your actions.
•	Create an environment where individuals feel comfortable speaking up without any fear of retaliation.
•	Ensure that the Code is communicated to all the employees working with you, and they receive appropriate training on the Code and Company policies.
•	Be consistent when enforcing our standards and holding people accountable for their behavior at work.

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6. Compliance with Legal Obligations, Accountability, and Enforcement

To meet our responsibilities under this Code, we need to abide by applicable laws and regulations of the country where we do business and comply with all the policies and guidelines of the Company. Failure to comply with the Code, the company policies or applicable law will render employees liable for disciplinary action, which may include termination as well as possible legal proceedings and penalties.

Our Responsibilities:

•	Be familiar with the legal requirements that apply to your duties on the job.

•	When local laws and customs seem to differ from our Code, apply the stricter standard.

•	Any person aiding or abetting, overlooking or not reporting the wrongdoing may also be subject to disciplinary action.

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As part of your role with the company, if you are asked by the company to appear before any external regulatory or enforcement agencies to either produce documents and/or provide testimony you will adhere to such requirements without any exemption. Failure to adhere can result in appropriate disciplinary action.

7. Anti - Bribery and Anti – Corruption

We uphold the highest standards of integrity and transparency in all our interactions and we do not tolerate any bribery and corruption. We conduct our business in accordance with our Anti-Bribery and Anti-Corruption policies and applicable laws.

Our Responsibilities:

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Never willfully offer or give anything of value inconsistent with applicable laws and regulations to any Government Official, corruptly, i.e., with an intent to wrongfully influence any act or decision in favor of the Company.

•	Never accept or offer gifts, favors, services, entertainment, money or other items of value that are intended to influence judgment or actions.

8. Marketing Practices

To ensure the safe and proper use of our products, information provided to our customers and healthcare professionals on the packaging label, inserts, local prescribing information, or sales and advertising material must be in compliance with all applicable laws, standards and regulations that apply to our products, and supported by scientific evidence where relevant.

Our Responsibilities when marketing our products, we must ensure that:

•	We do not promote our products for uses other than what it is approved for.
•	We do not disparage competitors nor their products.
•	We always obtain all necessary approvals for marketing materials.
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We do not include false or misleading information or any misrepresentation, overstatement of the efficacy of our products, or statements that downplay or minimize the risks associated with our products.

9. Interactions with Healthcare Professionals

We regularly interact with customers, healthcare professionals and officials of hospitals and other healthcare Institutions who may either prescribe our products or make purchasing decisions regarding our products.

The Company’s interaction with healthcare professionals is intended to benefit patients and enhance the practice of medicine and Dr. Reddy’s is committed to providing them with timely and accurate information to assist in treatment decisions including product, scientific and medical, and safety information.

We promote our products only for indications that have been approved, cleared or authorized by the relevant regulatory/governmental agency without in any way in influencing or appearing to influence the decisions of the healthcare professional.

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In interacting with healthcare professionals and other customers:

•	Always act with honesty, fairness and integrity.
•	Follow applicable laws and industry guidelines created to avoid potential conflicts of interest.
•	Never offer anything of value to a healthcare professional Government Official or other customer to influence their professional judgment or purchasing practices in favor of our products.

10. Interactions with Government officials

Business interactions with government officials and entities are often subject to strict regulations and requirements, which we have a responsibility to meet. Always be honest, accurate, and forthright in all dealings with government officials, agencies, contractors, and subcontractors, complying with all applicable laws, regulations and our policies.

Never offer anything of value directly or indirectly or through business partners to Government Officials to influence their professional judgment.

11. Research and Development

We prioritize the highest standards of ethics and integrity in our research and development endeavors. We are committed to conducting our research and development in strict compliance with applicable laws, regulations, and ethical guidelines, particularly those governing good laboratory practices (GLP) and good clinical practices (GCP). Where animal testing is required, we maintain high standards of animal care and welfare consistent with or exceeding those required by the country specific laws and regulations and relevant regulatory bodies.

Our responsibilities:

The following principles must guide us in all our clinical research:

•	All clinical studies must be conducted using pre-approved protocol with documented & clear objectives, inclusion and exclusion criteria of subjects.
•	Clinical studies should always be performed with appropriate informed consent and ensure all requirements of confidentiality are maintained throughout the studies.
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Sample handling, blinding (as and where required) & tracking should be handled in compliance to the highest standards of ethics, compliance and documentation to ensure that clinical study outcomes are not compromised.

•	Ensure that compassionate medication guidelines, medical recommendations and considerations to uphold highest safety standards of the clinical study subjects are always met or exceeded.
•	As sponsors, we are committed to hold ourselves responsible for all GCP requirements and guidelines, regardless of where the clinical studies are performed.
•	Ensure all development data, regardless of outcomes are fully documented as per GLP and ethical guidelines.
•	Ensure all experimental data or data supporting regulatory applications are generated, maintained and stored according to the applicable laws, regulatory guidelines and applicable GXP requirements.

12. Product Quality and Safety

The quality of our products and the safety and well-being of our patients are our highest priorities. For this reason, we are committed to establishing and maintaining quality standards that assure the safety and efficacy of all products marketed by us or by any of our partners. We are also committed to complying with all current national and international regulations, codes and standards applicable to our business.

We operate a comprehensive and robust quality management system, designed to ensure the production and supply of quality products.

Our Responsibilities:

•	Use deep science and risk management principles throughout the life cycle of a product to uphold the strictest standards of current Good Manufacturing Practices (cGMP).
•	Develop products using Quality by Design principles to ensure that Quality is inherently built into products by design rather than through end product testing alone.
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Propagate a culture of continual improvement in product and process understanding through the use of deep science in investigations when problems surface, and raising the bar for product quality through process capability index monitoring & interventions to improve the indices

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Uphold the highest standards of holistic product quality & impact assessments first from a “patient safety” perspective, followed by “product quality” perspective, when decisions of batch dispositions or other decisions are presented.

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Continuously improve our process and engineering controls through subject matter expertise, digitalization & advanced data analytics to ensure that our operations are controlled appropriately to yield desired product quality rather than relaying only on end product testing.

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Ensure that our equipment calibration, validation, computerized systems, data systems and equipment maintenance processes follow the highest industry and/ or regulatory standards with an aim to prevent failures rather than only solve problems once they surface.

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Continuously work on digitalizing our processes to reduce human errors, prevent cognitive overload and ensure that routine work is done efficiently through automation, mechanization or using advanced digital systems (such as AI and ML).

•	Ensure that individuals involved in the manufacturing, testing, and release of products receive thorough advance training for their roles, and ensure proper documentation of the training.

Adverse Effects:

We monitor the quality and safety of our products through the diligent collection of information about user experiences. We have an obligation to report safety information related to any of our products to the appropriate regulators as per local requirements. Reach out to your local medical affairs team if you have questions or need additional help.

13. Accuracy and Fairness of Data and Records

Accurate business records are essential to the management of Dr. Reddy’s and also for maintaining and safeguarding investor confidence. Books and records and financial statements must be maintained in appropriate detail and must comply with both applicable laws, Company’s accounting policies and financial reporting framework.

We are committed to good documentation and electronic data management practice to ensure accuracy and reliability of all data. This is applicable to every business record or document including but not limited to: Accounting entries and any other related financial information, Invoices, purchase orders and other billing records, Compensation and benefits records, performance evaluations and other essential Company records.

Our Responsibilities:

•	Be clear, truthful, and accurate when recording any information.
•	Establish and enforce procedures explicitly designed to ensure robust internal controls over financial reporting.
•	We should only sign documents, including contracts, that we are authorized to sign and that we believe are accurate and truthful.
•	Maintain all corporate records for legally required minimum periods and in accordance with the company’s document retention procedures and legal requirements.

14. Data Integrity

Each of us is responsible for helping to ensure the information we record is accurate and complete and maintained in manner consistent with internal policies and procedures and regulatory requirements.

Data integrity refers to the completeness, consistency and accuracy of data. Complete, consistent and accurate data should be Attributable, Legible, Contemporaneous, Original Accurate, Complete, Consistent Enduring and Available (ALCOA++).

We are committed to meeting applicable regulatory requirements across all our facilities and at all stages of the product life cycle. We ensure data integrity throughout the organization, from product development, to manufacture and testing, product distribution and safety monitoring.

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Our Responsibilities:

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Data is recorded as and when it is generated, in a contemporaneous manner and is recorded into reliable systems (paper-based or electronic, manual or electronic) that are preserved in the original form without alteration. Electronic systems should have audit trails capable of demonstrating any modifications or alterations to data with complete details. Data should not be able to be deleted.

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All electronic systems should have access controls with unique passwords to users with well-defined levels of system access. User access must be strictly controlled through well documented and executed procedures. This means there can be no sharing of access credentials or passwords.

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Managers are responsible to maintain a workplace culture of speaking up, that encourages employees to voice concerns when facing challenges, or when problems occur so that prompt impact assessment and corrective and preventive actions can be deployed to prevent recurrence and/or occurrence of the failure mode.

•	Maintain all training records in real time for all employees on the site.
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All data pertaining to a plant from warehousing, manufacturing, packaging, testing, release, shipment and post release market surveillance information is stored, archived and is available for retrieval at short notice to anyone using all applicable cGMP & regulatory guidelines.

•	Data is retained for relevant retention period in accordance with the document retention procedures and applicable laws and regulations.

15. Anti-Trust and Fair Competition Laws

We believe in free and open competition and never engage in improper practices that may hamper fair competition. We never look to gain competitive advantages through unethical or unlawful business practices.

Fair competition laws (also called antitrust laws in certain jurisdictions), are complex and compliance requirements can vary depending on the circumstances, but in general, we must never enter into agreements with competitors to engage in any anti-competitive behavior, including colluding or cartelization, fixing prices, dividing up customers, suppliers or markets.

Our Responsibilities:

•	Comply with applicable fair competition laws of countries in which we operate.
•	Promote our products in a truthful manner in accordance with applicable laws and regulations.
•	Do not share proprietary information/competitive sensitive information of Company or that of its business partners with the competitors.
•	Do not improperly obtain or use competitor’s proprietary information.
•	Do not agree with others to boycott customers or suppliers.
•	Do not discuss with our competitor’s issues relating to Tenders, Market division, Prices, Products and contacts with suppliers or customers.
•	Do not discuss issues that might violate anti-trust or competition laws at conferences, meetings, trade shows etc.

Avoid the activities described below and report any deviations to the Chief Compliance Officer and/or the Legal department.

•	Collusion - when companies secretly communicate or agree on how they will compete. This could include agreements or exchanges of information on pricing, terms, wages or allocations of markets.
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Bid-Rigging - when competitors or service providers manipulate bidding so that fair competition is limited. This may include comparing bids, agreeing to refrain from bidding or knowingly submitting non-competitive bids or submitting bids in turns.

•	Tying - when a company with market power forces customers to agree to services or products that they do not want or need.
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Predatory Pricing - when a company with market power sells a product or service below cost to eliminate or harm a competitor, intending to recover the loss of revenue later by raising prices after the competitor has been eliminated or harmed.

This is not an exhaustive list of all the actions that may constitute a violation of competition laws.

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16. International Trade Laws

Many laws govern trade across borders, including laws that are designed to ensure that transactions are not being used for money laundering, laws that prohibit companies from illegal trade boycotts, as well as laws regulating imports and exports.

We honor the trade, import and export control laws of all countries in which we operate, and comply with all the applicable laws, rules and regulations. We expect our business partners to do the same. Each of us is responsible for knowing the laws that apply to us, and seek expert advice if in doubt.

Trade requirements often change and laws in certain regions may conflict. To avoid confusion, consult the legal department.

Our Responsibilities:

•	Maintain appropriate import, export and customs records at each of our business locations.
•	Obtain all necessary licenses before the export or re-export of products, services or technology.
•	Do not cooperate with any restrictive trade practice or boycott that is prohibited or penalized under applicable laws.
•	All activities involving sanctioned countries must be reviewed by the Compliance and/or Legal department, to ensure compliance with the Trade Control Laws.

17. Anti-Money Laundering

Dr. Reddy's is fully committed to upholding and complying with all global laws pertaining to anti-money laundering, anti-terrorism, and the prevention of money laundering or financing for illegal or illegitimate purposes.

Money laundering involves the concealment of illicit funds or the attempt to make such funds appear legitimate. It is crucial to understand that money laundering is both illegal and strictly prohibited within Dr. Reddy's.

Our Responsibilities:

•	Ensure to engage in business transactions only with reputable vendors and customers, ensuring that such engagements serve legitimate business purposes and involve legitimate funds.
•	Remain vigilant and watch out for any "red flags" that may indicate potential money laundering activities, such as requests from a customer or supplier for cash payments or unusual payment terms.
•	If you suspect money laundering activities, do report it in accordance with this Code to the Chief Compliance Officer.

18. Duties of Independent Directors

The duties of Independent Directors as stated under Schedule IV to the Companies Act, 2013, include but are not limited to the following:

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Safeguarding confidential information, refraining from unfairly obstructing the Board's functions, and meticulously evaluating and approving related party transactions to ensure alignment with the company's best interests.

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Attending meetings, implementing the best corporate governance practices, and exercising their responsibilities objectively, constructively, and ethically in a bona fide manner in the interest of the company and all stakeholders.

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Devoting sufficient time and attention towards updating their skills and knowledge in order to perform their duties as an Independent Director, refraining from any action that would lead to a loss of independence, and alerting the board immediately in case any such incident occurs.

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Balancing the conflicting interests of stakeholders, arbitrating in the interest of the company as a whole in situations of conflict, and abstaining from abusing their position to gain any direct or indirect advantage.

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Scrutinising the performance of the management on agreed goals, monitoring reporting of performance, and recommending the appointment or removal of executive directors, key managerial personnel, and senior management.

•	Examining the integrity of financial information, the robustness of financial controls, and risk management, as well as taking the independent opinions of any outside expert, if so necessary.
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Reporting concerns regarding unethical behaviour, fraud, or violation, ascertaining the existence of an adequate and functional vigil mechanism, and ensuring impartial protection of the interests of any person using such a mechanism.

19. Records Retention

Dr Reddy's is committed to generate and maintain complete and accurate Company records at all times.

We diligently preserve all company records in accordance with our data retention and other data management policies.

Our approach to maintaining, archiving, and disposing of company records strictly adheres to legal and regulatory requirements for record-keeping.

Our Responsibilities:

•	Create and maintain accurate and complete records.
•	Follow the company's records retention policies and guidelines, ensuring that records are retained for the appropriate duration.
•	Report any violations or irregularities.

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20. Gifts, Hospitality and Entertainment

We do not give or accept gifts, hospitality or entertainment from external parties, particularly from those conducting or seeking to conduct business with Dr. Reddy’s. The only exceptions are gifts of nominal value (not in the form of cash or cash equivalents) if they are permissible under local law and are not made with any corrupt intent or intent to influence the recipient.

We strongly urge you to report any gifts received from current or prospective business partners to the Company.

Our Responsibilities:

Gifts are only to be given or accepted if all of the following conditions are met:

•	The gift cannot be reasonably construed as payment for or consideration of influence or reward for a decision or action.
•	It does not violate any applicable law.
•	It is of nominal value and it is not cash or a cash equivalent.

21. Conflict of Interest

Each of us is expected to avoid situations that can lead to actual or perceived conflict of interest. A conflict of interest happens whenever the prospect of direct or indirect personal gain may influence or appear to influence our judgement or actions while discharging business actions for Dr. Reddy’s.

Possible conflict of interest can arise when you or your immediate family has any ownership, profit or employment interests in a competing firm or with a firm where Dr. Reddy’s has collaborated as a business partner.

Our Responsibilities:

•	Always make business decisions in the best interest of Dr. Reddy’s.
•	Avoid actual or potential conflict of interest situations, where possible.
•	Promptly and fully disclose any actual or potential conflicts of interest to your manager and/or HR or reach out to your Regional Compliance Officer.
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Do not accept and engage in any employment, assignment or work –with remuneration or otherwise, outside the Company which may interfere, restrict or impair your ability to undertake your assigned roles and responsibilities at the Company.

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Academic speaking engagements for limited hours, on a non-remunerative basis, may be accepted if they do not adversely affect your work at DRL, however prior intimation and approval of such engagements should be sought from the reporting Manager.

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For any services or roles irrespective of whether they are remunerative or non-remunerative including association with charitable/not-for-profit/non-commercial organizations or any form of participation, consultancy or support in product development, must be discussed with the reporting manager and/or HR Business Partner prior to engaging and accepting any such external engagements.

22. Interactions with Business Partners

Our business partners contribute to our success. We are committed to dealing fairly with our business partners, relying on the merits of products, services and people.

In dealing with business partners, employees are expected not to show any favor or preference to any person or business based on anything other than the best interests of Dr. Reddy’s.

23. Third Party Engagement

At Dr. Reddy's, we are committed to conducting our business with the utmost integrity and adhering to the highest ethical standards. As part of this commitment, we expect all third parties engaged in our value chain to share the same principles and comply with anti-bribery and anti-corruption laws and regulations.

Dr. Reddy's will conduct a thorough due diligence on third parties before entering into any business relationship. This process aims to assess the integrity and the reputation of the third party and ensure that they are committed to ethical business practices.

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Our Responsibilities:

•	Respect and protect the confidential and proprietary information of business partners and third parties.
•	Do not give or accept any bribes, kickbacks, or other improper payments/favours.
•	Never show any favour or preference to any third party or business partners based on anything other than the best interests of Dr. Reddy’s.
•	Encourage third parties or business partners to report any unethical behaviour they encounter during their interactions with Dr. Reddy's or its associates.
•	Ensure third parties or business partners go through a due diligence process.

24. Safety, Health and Environment

We are committed to providing a safe and healthy work environment for everyone who works at or visits our facilities.

Each of us must be aware of the Safety, Health and Environmental (SHE) requirements in our areas and where required must actively support the organization in establishing strict adherence to SHE standards and procedures.

Our Responsibilities:

•	Remain committed to containing our environmental impact and the long-term goal of developing a sustainable business.
•	Comply with the relevant environmental laws and regulations that are applicable in each country in which we operate.
•	Work with our business partners to ensure that they support our environmental objectives.
•	Understand responsibilities for maintaining safety and health. Participate in all required safety and health related training.
•	Always wear the required safety equipment and never tamper with safety equipment or systems.
•	Only undertake work that you are qualified to perform.
•	Know the emergency procedures that apply where you work.
•	Promptly report any unsafe or hazardous condition to the Supervisor or Manager.

25. Corporate Social Responsibility and Donations

We believe that helping to improve the quality of life in society, particularly in the communities where we work and live, is fundamental to our success.

Our Responsibilities:

•	Find ways to contribute to society in innovative and meaningful ways.
•	Become involved and encourage our colleagues to get involved in their local communities and to contribute to the well-being of communities through volunteerism.
•	Adhere to the company’s policies and procedures when it comes to CSR and donations.

As an organization, we believe in empowerment, enablement and positive action, rather than charitable donations. For this reason, our CSR activities are generally focused on three areas: Livelihood, Education and Healthcare to achieve goals as described below

Livelihood - to equip youth, women and underserved sections of our society with the knowledge and skills necessary to secure sustainable employment, become productive citizens and lead economically secure lives.

Education - to enhance the quality of education, especially in educational institutions in economically weaker areas, so that children grow up into adults who have a sense of purpose and socially productive goals.

Healthcare - to partner with local authorities in providing access to basic healthcare, including sanitation and safe drinking water, to communities that are inadequately served by the existing systems.

Environment - to protect and promote the environment and its habitats, we work with local communities thereby benefitting both the environment and the communities that depend on it.

While we actively support and promote voluntary employee participation in social service activities that are consistent with these goals, we also offer employees the freedom to engage with other deserving causes of their choosing, provided they are not in violation of our policies as stated in this Code.

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26. Advocacy and Public Policy

Dr. Reddy’s authorized personnel/ designated leaders/teams leverage scientific evidence and data to engage with governments, policymakers, regulators, multilateral agencies, professional associations, and other stakeholders across the globe to advocate for policies that protect the interests of patients and encourage innovation, research and development and promote efficient management of healthcare spending while supporting our businesses.

We are committed in upholding the highest standards of integrity and transparency in our efforts on advocacy and ensure to and comply with all applicable global regulations and disclose relevant information to authorities whenever necessary.

Our responsibilities:

•	Take steps to ensure that advocacy efforts are aligned with Dr. Reddy’s core values, mission, and objectives.
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While participating in advocacy efforts, employees should adhere to ethical guidelines, comply with the relevant laws and regulations and avoid any actions that could compromise their integrity or the company's reputation.

•	Ensure that no sensitive or confidential company information is disclosed during advocacy efforts that could compromise the company's competitive advantage or violate legal obligations.
•	Seek authorization from the Chief Compliance Officer before participating in any advocacy activities.

27. Equal Employment Opportunity

We are committed to create an inclusive work environment by providing equal employment opportunities to foster diversity in the workplace, and to treat all employees equally irrespective of gender, age, physical disability, creed, religion, sexual orientation, racial background, medical condition, pregnancy, place of origin, caste, political affiliation or other discriminatory factors.

We value diversity in our workforce and leadership and encourage developing talent within the organization.

We work best when there is an atmosphere of mutual trust and cooperation. To promote this atmosphere at Dr. Reddy’s, we should always treat others with respect and value their contributions.

Our Responsibilities:

•	Make all decisions relating to employment relationships without any discrimination and based on merit.
•	Treat others and their ideas with respect.
•	Do not distribute or display discriminatory material at workplace.
•	If you supervise others, judge them on performance.
•	Assign work and make work-related decisions solely based on qualifications, abilities and potential.

28. Freedom from Workplace Harassment

Harassment in the workplace is behavior that is unwelcome and offensive to others, or that disrupts their work. Fostering a culture of respect, dignity and inclusion among colleagues brings out the best in everyone and it’s the right thing to do. At Dr. Reddy’s, there is simply no room for harassment, threats, bullying or violence against anyone, regardless of their position or seniority. We are committed to a supportive and collaborative work environment where our employees work together to full our goals. We also need to abide by the laws in the various countries that we operate regarding workplace harassment including sexual harassment.

Sexual Harassment: One form of harassment is sexual harassment. Examples include, but are not limited to: sexual advances or requests for sexual favors, unwelcome remarks, gestures, physical contact, the display of sexually explicit or offensive pictures or other materials and sexual or offensive jokes or comments (explicit or by innuendo).

Our responsibilities:

•	Help create a work environment free of hostility and harassment.
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Understand that inappropriate comments of a sexual nature or any other sexually offensive behavior will not be tolerated. If possible, be direct, speak up and tell a person if you are upset by his or her actions or language; explain why and ask him or her to stop. Make a formal complaint if the matter is serious or if you are uncomfortable taking a direct approach. Even if you believe your acts or words are innocent, if someone says you are offending them and asks you to stop, do so immediately.

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Preventing Workplace Violence: Workplace violence in all its forms will not be tolerated at Dr. Reddy’s. This includes, but is not limited to any form of hostile physical contact, intimidation, threats, violence, possession of weapons of any kind and verbal violence while on company premises or at a company-sponsored event or while representing the company outside.

Drug Use: At Dr. Reddy's, the well-being and safety of our employees are of utmost importance. It is strictly prohibited for employees to engage in the manufacturing, solicitation, distribution, possession, or use of any illegal drugs or substances while in the workplace or during working hours. We expect all employees to exercise good judgment and maintain a high level of performance in their work duties.

29. Communicating with the Public including Social Media

We need a clear and consistent voice when providing information to external audiences including investors and the media. For this reason, it is important that our external communications be managed in a coordinated way and that only authorized employees speak on behalf of the Company.

Our Responsibilities:

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Unless you are an authorized employee, please redirect any requests for information from the media, analysts, or other external organizations to the Corporate Communications department. Only the Corporate Communications department and authorized employees are permitted to speak and provide information on behalf of the Company.

•	Employees should not disclose material non-public information or other confidential, proprietary, or personal information on social media.
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If we are invited to speak at a public forum, we must avoid giving the impression that we are representing, giving opinions, or otherwise making statements on behalf of Dr. Reddy’s unless authorized to do so.

When using Social Media, never give the impression that you are speaking on behalf of Dr. Reddy’s unless you are authorized to do so. If it is revealed that you are an employee, make it clear that the views you are sharing are your personal views only. Follow the same principles expected in your other behavior at work and outlined in this Code. In particular, remember that any harassment, bullying, discrimination or retaliation that would not be permissible in the workplace is not permissible online. Do not share anything which is derogatory or may hurt others religious or other sentiments on social media.

30. Human Rights and Modern Slavery

Dr. Reddy's is committed to upholding and promoting human rights in all aspects of its business operations. We recognize the fundamental dignity and worth of every individual and believe in treating all employees, stakeholders, and communities with fairness, respect, and equality.

Our responsibility to respect human rights extends throughout our operations, from lab to patient, including our diverse global supply chain of numerous local suppliers, and includes respecting all labour laws and ensuring we are not party to any form of forced labour.

Our Responsibilities:

•	Treat all individuals with respect and dignity, regardless of their background, and uphold the principles of equality and non-discrimination.
•	Understand and adhere to our Global Human rights policy.
•	Be vigilant in identifying and reporting any signs of modern slavery, human trafficking, or exploitation in the company's operations, supply chain, or any business relationships.
•	Report any human rights violation in our operations or in those of our business partners to your Human Resources Manager.

31. Information and Asset Protection

Confidential Information and Intellectual Property: Information is one of our most valuable assets. The unauthorized release of confidential information can cause us to lose a critical competitive advantage, embarrass the Company, amount to breach of contract and damage our relationships with business partners and others.

Each of us must be vigilant in safeguarding the Company’s confidential information that we become aware of by virtue of employment with Dr. Reddy’s, including contractual obligations entered into by the Company. We must keep confidential information secure, limit access only to those who need to know and avoid discussion of confidential information in public areas.

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Confidential information may be in written, electronic or any other form. Examples include but are not limited to price sensitive information, trade secrets such as know-how, formulae or processes, research and development information, inventions, IP & legal strategies, customer and supplier lists, manufacturing methods, financial data, major contracts, marketing and sales strategies, and plans of any kind.

Our Responsibilities:

•	Never disclose confidential information to third parties without a valid business purpose and proper authorization.
•	Classify confidential information properly to indicate its handling, distribution and disposal.
•	Avoid discussing confidential information in public places, forums, seminars, conferences etc.
•	Adhere to the applicable local IT and information security policies relating to protection of information.

Data Privacy: We at Dr. Reddy's recognize the fundamental privacy rights of all individuals we interact with. We are committed to responsibly using Personal Information in accordance with the Data Privacy laws in all the countries we operate in.

Our Responsibilities:

•	Ensuring that before collecting Personal Information from anyone, we inform each individual about how we will manage their data.
•	Collecting Personal Information only for specific and legitimate business purpose(s). We also ensure that such data is used (collected, stored, shared etc.) responsibly.
•	Making certain that Personal Information is collected only if it's directly relevant and necessary to fulfil our legitimate business purpose.
•	Retaining Personal Information only as long as it is necessary to fulfil the purpose for which it was originally collected
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Protecting all Personal Information in a manner that is consistent with Dr. Reddy's standards. This includes ensuring that all third parties providing services to us, meet our Data Privacy and Protection standards.

32. Identifying Personal Information

Personal Information is any information through which we can identify an individual. This includes any information about our Patients, Health Care Professionals, Business Partners, Employees, Consumers and anyone else we interact with. Some examples of Personal Information are: Name, Initials, Address, Contact Information, Date of Birth, IP Address, Browsing history, Registration/License Number and Employee ID.

A subset of Personal Information is Sensitive Personal Information (SPI). We handle SPI with additional care and in line with specific requirements laid down under various Data Protection Laws. While the types of Personal Information classified as SPI may differ from country to country, some common examples include:

•	Health, Medical, Biometric and Genetic information
•	National Identity Numbers, such as Social Security Number, Aadhaar Number etc
•	Ethnicity, Race, Religion and, Sexual Orientation
•	Information related to Offenses or alleged Offenses and Criminal history.
•	Banking or Financial Information such as Account Number, Credit card Number, Salary Information etc.

33. Protecting our Assets

We all have a responsibility to use Dr. Reddy’s assets and resources wisely and with care and to ensure that our property and information are not misused, damaged, lost, stolen or wasted.

Company assets include our physical facilities, equipment, computers, data cards, phones, other electronic devices, files and documents, inventory and supplies. Our assets also include intellectual property and confidential information.

The Company reserves the right to search, on a reasonable suspicion, personal items or to access any le, information, data or other items located on or in Company property. Email and voicemail systems and content on them are supplied for business use only and are considered potential company records and the property of Dr. Reddy’s

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34. Proper Use of our Information and Communications Systems

The Company’s information and communication systems shall not be used for:

•	Unlawful activities.
•	Visiting internet sites that contain sexual or objectionable content.
•	Political, religious, or commercial purposes that interfere with your work or your obligations to Dr. Reddy’s.
•	Chain letters or unsolicited electronic messages (“spam”) that cause interference with use of these systems by others.
•	Any other use that interferes with our productivity.

Our Responsibilities:

•	Safeguard and protect the Company’s assets against loss, damage, misuse, and theft, and report any such event to the Supervisor/Manager.
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Use official emails and resources in a responsible manner and only for legitimate business purposes and ensure not to use it for any personal purposes. All company emails are subject to screening and monitoring and any violations can result in disciplinary action.

•	Do not use Dr. Reddy’s information and communication systems to create, store or send content that others might find offensive.
•	Do not share your password with anyone to give unauthorized access to the Company’s Information Systems.
•	Respect the copyrights, trademarks and license agreements of others when dealing with printed or electronic materials, software or other content.

35. Raising Concerns

If you see or suspect any unlawful or unethical behavior, actual or suspected violation of this Code or fraud, or any possible violation of our policies or procedures, or any other conduct that is unprofessional, inappropriate, and unethical or conflicts with a general understanding of what is right and wrong, you need to speak up and ask for help.

It is important to remember that raising a concern about misconduct is not disloyalty towards one’s colleagues or the Company; it is a step towards containing potential issues before they lead to problems and damage the Company’s reputation. However, a concern must be raised in good faith, without any malicious intent or hope of personal gain.

You may raise concern by:

➢	Accessing https://drreddys.ethicspoint.com. The link can be accessed through intranet and Company’s website.
➢	Calling on the hotline number. List of hotline numbers are available in ‘Raise a Concern by Phone’ section of https://drreddys.ethicspoint.com The hotline is available 24x7 in multiple languages
➢	Writing to complianceofficer@drreddys.com or chiefombudsperson@drreddys.com
➢	By Post / Courier to: Chief Compliance Officer / Chief Ombudsperson, Dr. Reddy’s Laboratories

Limited, 8-2-337, Road No. 3, Banjara Hills, Hyderabad - 500 034, Telangana, India

36. Non- retaliation

Dr. Reddy’s will not tolerate any retaliation against an employee who in good faith raises concerns or who assists in an investigation of suspected wrongdoing. Reporting “in good faith” means making a genuine attempt to provide honest, complete, and accurate information, even if it later proves to be unsubstantiated or mistaken. Disciplinary action may be initiated if an employee knowingly raises a false or misleading concern.

Additional Responsibilities of Leadership Managers and Supervisors at Dr. Reddy’s have additional responsibilities:

•	Set an example by living up to the Company’s Values and demonstrate the importance of ethics and compliance through your actions.
•	Create an environment where individuals feel comfortable speaking up without any fear of retaliation.
•	Ensure that the Code is communicated to all the employees working with you, and they receive appropriate training on the Code and Company policies.
•	Be consistent when enforcing our standards and holding people accountable for their behavior at work.

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